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[APOGENT TECHNOLOGIES LOGO]
                                                                    NEWS RELEASE
--------------------------------------------------------------------------------
                                                              48 Congress Street
                                                            Portsmouth, NH 03801
                                                                  (603) 433-6131
                                                                  (800) 327-9970

FOR IMMEDIATE RELEASE


Contact:     Jeffrey C. Leathe
             Executive Vice President, Chief Financial Officer and Treasurer
Phone:       (603) 433-6131  Ext. 430



                  APOGENT TECHNOLOGIES INC. ANNOUNCES OFFERING
           OF SENIOR CONVERTIBLE CONTINGENT DEBT SECURITIES (CODES(SM))

PORTSMOUTH, NH (October 3, 2001): Apogent Technologies Inc. (NYSE: AOT), a leading manufacturer of clinical diagnostics and life science instruments and consumables, announced today its intention, subject to market and other conditions, to raise approximately $200 million, through a private offering of senior convertible contingent debt securities (CODES(SM)) due 2021 to certain qualified institutional investors. In addition, Apogent has granted the initial purchasers of the CODES an option to purchase up to an additional $40 million of CODES. Apogent's obligations will be guaranteed by certain of its U.S. subsidiaries.

Apogent will use the net proceeds from the sale of the CODES offered to repay or retire outstanding indebtedness and for other general corporate purposes.

The CODES, the guarantees and the common stock issuable upon conversion of the CODES have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the CODES, the guarantees and the common stock issued upon conversion of the CODES may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offer of the securities will be made only by means of a private offering memorandum to qualified institutional buyers.